SCHEDULE 14A
                                 (RULE 14a-101)

                   INFORMATION REQUIRED IN REQUEST FOR PROXIES
                            SCHEDULE 14A INFORMATION

         REQUEST FOR PROXIES PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant |X|

Filed by a Party other than the Registrant |_|

Check the appropriate box:


|X|   Preliminary Request for proxies
|_| Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
|_|   Definitive Request for proxies
|_|   Definitive Additional Materials
|_|   Soliciting Material Pursuant to Section 240.14a-12

                          STOCK MARKET SOLUTIONS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
 (Name of Person(s) Filing Request for written consent via proxy if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X| No fee required.

|_| Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1)   Title of each class of securities to which transaction applies:

      ----------------------------------------------------------------------

      (2)   Aggregate number of securities to which transaction applies:

      ----------------------------------------------------------------------

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

      ----------------------------------------------------------------------

      (4)   Proposed maximum aggregate value of transaction:

      ----------------------------------------------------------------------

      (5)   Total fee paid:

      ----------------------------------------------------------------------

|_|   Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11( a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)   Amount Previously Paid:

      ----------------------------------------------------------------------

      (2)   Form, Schedule or Registration Statement No.:

      ----------------------------------------------------------------------

      (3)   Filing Party:

      ----------------------------------------------------------------------

      (4)   Date Filed:

      ----------------------------------------------------------------------

                          STOCK MARKET SOLUTIONS, INC.
                                108 Royal Street
                          New Orleans, Louisiana 70130
                                  504-598-4877

                                 July ___, 2005

Dear Stockholder:

We are requesting that you give your written consent via proxy under Nevada law to the following one Proposal (the "Proposal"):

1.    To approve a reverse stock split of 1 share for every 10 shares owned.

      We do not intend to and are not required to have a special meeting to consider the Proposal under the following provisions of Nevada law:

            Nevada Revised Statutes Section 78.320 (2) and (3). - Stockholders' meetings: Consent for actions taken without meeting.

                  2. Unless otherwise provided in the articles of incorporation or the bylaws, any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if, before or after the action, a written consent thereto is signed by stockholders holding at least a majority of the voting power, except that if a different proportion of voting power is required for such an action at a meeting, then that proportion of written consents is required.

                  3. In no instance where action is authorized by written
            consent need a meeting of stockholders be called or notice given.

There is nothing in our articles of incorporation or bylaws that prevents securing votes for the Proposal by written consent via proxy only.

Under the above provisions of Nevada law, the Proposal must be approved by shareholders owning a majority of our issued and outstanding common stock. We currently have 50,019,000 shares of common stock issued and outstanding. Therefore, we need to secure written consent via proxies of shareholders owning in excess of 25,009,500 shares of our common stock for the Proposal to be adopted.

All voting matters are described in further detail in the accompanying request for written consent via proxy.

After careful consideration, our board of directors has determined that the foregoing Proposal is in the best interest of our company and has unanimously recommended that our stockholders vote "FOR" the Proposal described in the accompanying request for written consent via proxy.

Please read the accompanying request for written consent via proxy carefully. You can ensure that your shares are represented and voted by promptly completing, signing, dating and returning the enclosed written consent via proxy. You may revoke your written consent via proxy in the manner described in the request this written consent via proxy at any time before written consent via proxies have been received from shareholders owning in excess of 25,009,500 shares of our common stock.

                                    Sincerely,

                                      /s/ Richard Smitten
                                      -------------------
                                          Richard Smitten,
                                          President

This request for written consent via proxy is first being mailed to our stockholders on or about July ___, 2005.

                          STOCK MARKET SOLUTIONS, INC.

                      REQUEST FOR WRITTEN CONSENT VIA PROXY

To the Stockholders of Stock Market Solutions, Inc.:

We are requesting that you give your written consent via proxy under Nevada law to the following one Proposal (the "Proposal"):

1. To approve a reverse stock split of 1 share for every 10 shares owned.


We do not intend to and are not required to have a special meeting to consider the Proposal under the following provisions of Nevada law:

      Nevada Revised Statutes Section 78.320 (2) and (3) - Stockholders' meetings: Consent for actions taken without meeting.

            2. Unless otherwise provided in the articles of incorporation or the bylaws, any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if, before or after the action, a written consent thereto is signed by stockholders holding at least a majority of the voting power, except that if a different proportion of voting power is required for such an action at a meeting, then that proportion of written consents is required.

            3. In no instance where action is authorized by written consent need a meeting of stockholders be called or notice given.

There is nothing in our articles of incorporation or bylaws that prevents securing votes for the Proposal by written consent via proxy only.

Under the above provisions of Nevada law, the Proposal must be approved by shareholders owing a majority of our issued and outstanding common stock. We currently have 50,019,000 shares of common stock issued and outstanding. Therefore, we need to secure written consent via proxies of shareholders owning in excess of 25,009,500 shares of our common stock for the Proposal to be adopted.

The accompanying request for written consent via proxy describes the foregoing items in more detail. You are encouraged to read the entire document carefully. Only stockholders of record at the close of business on July 1, 2005, the record date, are entitled to receive notice of and to vote on the Proposal.

Our board of directors has unanimously approved and authorized, and recommends your approval of the amendment of our Articles of Incorporation and believes that this transaction is advisable, fair to and in the best interests of our stockholders. The board recommends that you vote "FOR" the Proposal described above.

PLEASE SIGN AND RETURN THE ENCLOSED WRITTEN CONSENT VIA PROXY AS PROMPTLY AS POSSIBLE. You may revoke your written consent via proxy in the manner described in the request for written consent via proxy at any time before written consent via proxies have been received from shareholders owning in excess of 25,009,500 shares of our common stock.


                       By Order of the Board of Directors,

                             /s/ Richard Smitten
                             -------------------
                                 Richard Smitten,
                                 Secretary

New Orleans, LA
July ___, 2005

                                TABLE OF CONTENTS



QUESTIONS AND ANSWERS....................................................... 8

INFORMATION ABOUT OUR COMPANY...............................................11

INFORMATION ABOUT SOLICITATION AND VOTING...................................11

THE PROPOSAL AND VOTING REQUIREMENTS........................................12

DISSENTERS' AND APPRAISAL RIGHTS............................................12

VOTING AND REVOCATION OF
WRITTEN CONSENTS VIA PROXY..................................................12

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT.......................................................13

PROPOSAL 1 -- AMENDMENT TO THE ARTICLES
OF INCORPORATION............................................................14

DESCRIPTION OF SECURITIES...................................................14

STAND BY EQUITY DISTRIBUTION AGREEMENT......................................15

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE
ARTICLES OF INCORPORATION...................................................17

ADDITIONAL INFORMATION......................................................18

INTEREST OF CERTAIN PERSONS IN OR
OPPOSITION TO MATTERS OT BE ACTED UPON......................................18

PROPOSAL BY SECURITY HOLDERS................................................19

EXPENSE OF REQUEST FOR
WRITTEN CONSENT VIA PROXY...................................................19

DELIVERY OF DOCUMENTS TO SECURITY
HOLDERS SHARING AN ADDRESS..................................................19

COMPANY CONTACT INFORMATION.................................................19

                              QUESTIONS AND ANSWERS

Q: WHAT ARE THE MATTERS TO BE CONSIDERED IN THIS REQUEST FOR WRITTEN CONSENT VIA PROXY?

A: We are asking you to vote by written consent via proxy on the following
Proposal:

1.    To approve a reverse stock split of 1 share for every 10 shares owned.

Q: WHY ARE WE PROPOSING THE REVERSE SPLIT?

A: The Company is contractually under a merger agreement with Texas Prototypes, Inc. to undertake this action.


On June 14, 2005, the registrant entered into the following material definitive agreement: An AGREEMENT AND PLAN OF MERGER (this "Agreement") entered into as of June 14, 2005, by and among STOCK MARKET SOLUTIONS, INC., a Nevada corporation (the "Target"), TP ACQUISITION CORP., a Texas corporation and a wholly-owned subsidiary of the Target (the "Merger Sub"), and TEXAS PROTOTYPES, INC., a Texas corporation (the "Company"). The Target, the Merger Sub and the Company each, individually, a "Party" or, collectively, the "Parties."

In connection with this merger, the registrant shall issue the following merger shares: "Merger Shares" shall mean 90,000,000 shares of common stock, par value $0.001 per share, that shall equal no less than 94.7% of the Target's issued and outstanding shares of capital stock after taking into effect a one-for-ten reverse stock split by the Target at or prior to the Closing, which will require Target to file and clear a Schedule 14A or Schedule 14C with the Securities and Exchange Commission, wait 20 days prior to mailing, solicit the required majority vote of its stockholders, secure a new CUSIP number and make or have made the appropriate filings with the State of Nevada and the NASD (the "Reverse Stock Split").


Q: IS STOCKHOLDER APPROVAL REQUIRED TO AMEND OUR ARTICLES OF INCORPORATION?

A: Yes. Under Nevada Revised Statutes Section 78.320 (2) and (3), we are required to obtain the affirmative vote of the majority of our outstanding shares of common stock to approve the reverse split.

Q: DO ANY OF OUR STOCKHOLDERS HAVE INTERESTS WHICH MAY CONFLICT WITH MINE?

A: No.

Q: DOES THE BOARD OF DIRECTORS RECOMMEND A VOTE IN FAVOR OF THE PROPOSAL?

A: Our board of directors has approved and authorized the amendment of our articles of incorporation, subject to stockholder approval. This matter was approved unanimously by the full board.

The board of directors recommends the articles of amendment to amend our articles of incorporation. The board of directors believes that this transaction is advisable, fair to and in the best interests of Stock Market Solutions stockholders. The board of directors recommends that the Stock Market Solutions' stockholders vote "FOR" the Proposal described above.

Q: HAS ANYONE GIVEN WRITTEN CONSENT OR A WRITTEN CONSENT VIA PROXY?

A: Richard Smitten, our President and owner of 11,000,000 shares of our common stock has given his consent. No other shareholder has given written consent or written consent via proxy required under Nevada law.

Q: WHAT SHOULD I DO NOW?

A: After carefully reading and considering the information contained in this document, you should cast your vote by completing, signing and dating your written consent via proxy and returning it to the Company by mail or fax.

Q: WILL THERE BE A SPECIAL MEETING TO CONSIDER THE PROPOSAL?

A: No. Under Nevada law, no meeting is required.

Q: WHEN SHOULD I SEND MY WRITTEN CONSENT VIA PROXY? CAN I CHANGE MY VOTE?

A: You should send in your written consent via proxy as soon as possible so that your shares will be voted. You may change or revoke your consent at any time before a majority of shares have consented to the Proposal by sending a written notice to our Secretary. See "Information About Solicitation and Voting -- Voting and Revocation of Written consent via proxy."

Q: WHAT HAPPENS IF I DO NOT VOTE?

A: If you fail to submit a written consent via proxy, your shares will not be counted and will have the same effect as a vote against the Proposal to amend the Articles of Incorporation.

Q: IF MY SHARES ARE HELD BY A BROKER, CUSTODIAN BANK OR OTHER NOMINEE, HOW CAN I VOTE?

A: If your shares are held by a broker, custodian bank or other nominee, you must contact them to vote on your behalf. They cannot vote your shares without receiving instructions from you. If you instruct them on how to vote your shares, you must follow directions received from them if you wish to change your vote.

Q: AM I ENTITLED TO DISSENTERS' OR APPRAISAL RIGHTS IN CONNECTION WITH THE PROPOSAL?

A: No. Under Nevada law, you are not entitled to dissenters' or appraisal rights in connection with the Proposal.

Q: WHAT IS THE PROCEDURE THAT WILL BE FOLLOWED WITH RESPECT TO MY GIVING WRITTEN CONSENT VIA PROXY?

A: As set forth in the attached written consent via proxy card, you will appoint Richard Smitten, as Proxy, with the power to appoint his substitute, and authorize him, or such substitute, to execute a written consent via proxy to approve the 1 share for 10 shares reverse split under Nevada Revised Statutes
Section 78.320 (2) and (3). - Stockholders' meetings: Consent for actions taken without meeting.

Q: WHAT SHOULD I DO IF I HAVE ANY QUESTIONS?

A: If you have any questions or otherwise need assistance, please contact Richard Smitten, Secretary, by mail at STOCK MARKET SOLUTIONS, INC., 1000 Bourbon St. Suite 380, New Orleans, LA 70116 telephone: 504-598-4877.

                          STOCK MARKET SOLUTIONS, INC.

                      REQUEST FOR WRITTEN CONSENT VIA PROXY

                          INFORMATION ABOUT OUR COMPANY

We are a Nevada corporation formed in June 1994 under the name Cyber Synergy, Inc. to develop stock market related software applications. In November 1999, we changed our name to Jesse Livermore.com, Inc. In December 2001 we changed our name to Stock Market Solutions, Inc. Our principal executive offices are located at 1000 Bourbon St. Suite 380, New Orleans, LA 70116, telephone: 504-598-4877.

Stock Market Solutions:

      o     was inactive until entering the development stage in January 1999;
      o     has no operating history; and
      o     has earned no revenues

We offer a teaching and a computer trading program designed to provide educational/instructional assistance and aid to those stock market traders who wish to learn how to trade in the stock market using a system previously developed by an early 20th century stock market trader, Jesse Livermore. We will use the Internet to execute this on-line computer based stock trading system which will show stock market traders how to use a trading program which they can learn, practice and then, if they so desire, use for their own account.


                    INFORMATION ABOUT SOLICITATION AND VOTING

Written consent via proxy Solicitation

This document is being delivered to you in connection with the solicitation by the board of directors of written consent via proxy for the Proposal. We will pay all expenses in connection with solicitation of the written consents via proxy. Our officer and director, who will receive no additional compensation for his services, may solicit written consents via proxy by telephone or personal call. We have asked brokers and nominees who hold stock in our stockholders' names to give this document to their customers. This document is first being mailed on or about July ___, 2005.

Record Date

Our stockholders of record at 5:00 p.m. New York time on July 1, 2005, the record date, are entitled to give consent. Each holder of record of our common stock at the close of business on the record date is entitled to one vote for each share then held on each matter voted on by stockholders. At the close of business on the record date, there were 50,019,000 shares of our common stock issued and outstanding held by approximately 70 holders of record.

If you hold your shares of common stock through a broker, custodian bank or other nominee, generally the nominee may only vote your common stock in accordance with your instructions. However, if it has not timely received your instructions, the nominee may vote on matters for which it has discretionary voting authority. Brokers generally will not have discretionary voting authority to vote on any of the transactions. If a nominee cannot vote on a matter because it does not have discretionary voting authority, this is a "broker non-vote" on that matter.

                      THE PROPOSAL AND VOTING REQUIREMENTS

The corporate action involves one Proposal (the "Proposal"):

1. To approve a one share for ten share reverse stock split.

The Proposal requires stockholder approval by shareholders owning at least a majority of our issued and outstanding common stock, or more than 25,009,500 shares.

                        DISSENTERS' AND APPRAISAL RIGHTS

Under Nevada law you are not entitled to appraisal rights in connection with the Proposal.

              VOTING AND REVOCATION OF WRITTEN CONSENT VIA PROXIES

You will be asked to vote on the Proposal set forth above by giving written consent via proxy as provided under Nevada law. You may also abstain from voting with respect to the Proposal. For purposes of the vote required under Nevada law, a failure to vote and a broker non-vote will each have the same legal effect as a vote against adoption of the Proposal.

You may revoke your written consent via proxy for consent at any time before we receive the requisite majority of proxies for written consents via proxy by one of the following means:

      o     sending our Secretary a notice revoking it; or

      o submitting a duly executed written consent via proxy with a later date.

Your written consent via proxy is irrevocable after we receive the requisite majority of written consent via proxies.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth the ownership, as of the date of this Request for written consent via proxy, of our common stock by each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, our directors, and our executive officers and directors as a group. To the best of our knowledge, the persons named have sole voting and investment power with respect to such shares, except as otherwise noted. There are not any pending or anticipated arrangements that may cause a change in control.

The information presented below regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the Securities and Exchange Commission and is not necessarily indicative of ownership for any other purpose. Under these rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within 60 days through the conversion or exercise of any convertible security, warrant, option or other right. More than one person may be deemed to be a beneficial owner of the same securities. The percentage of beneficial ownership by any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within 60 days, by the sum of the number of shares outstanding as of such date plus the number of shares as to which such person has the right to acquire voting or investment power within 60 days. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner. Except as otherwise indicated below and under applicable community property laws, we believe that the beneficial owners of our common stock listed below have sole voting and investment power with respect to the shares shown. The business address of all persons listed below is 1000 Bourbon St. Suite 380, New Orleans, LA 70116.

  --------------------------------------------------------------------------
      Name address of       Amount of beneficial owner       Percentage
     beneficial owner                  ship
  --------------------------------------------------------------------------
  Richard Smitten          11,000,000                     21
  1752 NW 3rd Terrace
  Suite 118-c Fort
  Lauderdale, Fl
  33311
  --------------------------------------------------------------------------
  All directors and        11,000,000                     21
  executive officers as
  a group (one person)
  --------------------------------------------------------------------------

This table is based upon information derived from our stock records. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based upon 50,019,000 shares of common stock outstanding as of July 1, 2005.


                       SUBMISSION OF STOCKHOLDER PROPOSALS

If you would like to present a proposal for possible inclusion in the Company's 2006 Proxy Statement pursuant to the SEC's rules, send the proposal to Richard Smitten, President of the Company, 108 Royal Street New Orleans, Louisiana 70130, by registered, certified, or express mail. Proposals must be received on or before March 3, 2006, except as described below.

      Stockholders who would like to bring business before the 2006 Annual Meeting of Stockholders other than through a stockholder proposal pursuant to the SEC's rules must notify the President of the Company in writing. The notice must be delivered to or mailed and received at the principal executive offices of the Company no later than March 3, 2006 and no earlier February 1, 2006.


                        PROPOSAL 1 - REVERSE STOCK SPLIT

The Company's Board of Directors recommends a one share for ten share reverse stock split.

Purpose of Increasing Number of Authorized Shares of Common Stock

The Company is contractually under a merger agreement with Texas Prototypes, Inc. to undertake this action.


On June 14, 2005, the registrant entered into the following material definitive agreement: An AGREEMENT AND PLAN OF MERGER (this "Agreement") entered into as of June 14, 2005, by and among STOCK MARKET SOLUTIONS, INC., a Nevada corporation (the "Target"), TP ACQUISITION CORP., a Texas corporation and a wholly-owned subsidiary of the Target (the "Merger Sub"), and TEXAS PROTOTYPES, INC., a Texas corporation (the "Company"). The Target, the Merger Sub and the Company each, individually, a "Party" or, collectively, the "Parties."

In connection with this merger, the registrant shall issue the following merger shares: "Merger Shares" shall mean 90,000,000 shares of common stock, par value $0.001 per share, that shall equal no less than 94.7% of the Target's issued and outstanding shares of capital stock after taking into effect a one-for-ten reverse stock split by the Target at or prior to the Closing, which will require Target to file and clear a Schedule 14A or Schedule 14C with the Securities and Exchange Commission, wait 20 days prior to mailing, solicit the required majority vote of its stockholders, secure a new CUSIP number and make or have made the appropriate filings with the State of Nevada and the NASD (the "Reverse Stock Split").

According to information on TXP's website:
The TXP Technology Team has been together since 1998 when they began working as the prototyping arm of a Tier One EMS provider where they specialized in PCBA, Optoelectronics and other complex packages and boards. In 2002 the team formed a separate commercial entity, Texas Prototypes, Inc (TXP). From the team's inception they worked with both OEMs and CMs to evolve the process of how the electronics industry approaches prototyping, new product development, and product transfer into volume production. In 2004 TXP introduced the TXP-Photonics and TXP-Packaging groups to support the design, prototyping, supply chain, and transfer to volume production of advanced packaging and photonics technologies. Our approach begins with focusing on the execution of the process because, "It's all about execution." Our processes enable the electronic industry's OEMs and technology innovators to get to market faster with reduced cost and increased efficiency in new product technologies, allowing OEMS to focus on their core competencies in IP, product development, marketing, and branding while allowing their contract manufacturers of choice to focus on their core competencies in providing volume production at lower cost.
Our engineers have electrical engineering, process engineering, and manufacturing experience, so they can discuss projects with the design engineer, foresee potential problems, and make concrete suggestions for alternative approaches. Because our engineers worked within an EMS company, they understand the needs of the engineer in developing a new product, the demands placed on the EMS, and the requirements of the OEM.
TXP offers complete manufacturing services, solutions, and support of quick-turn electronic assembly prototyping, new product introduction (NPI), pilot production, and material and supply chain management for OEMs. Our charter is to support the OEMs and technology product developers with their entire product development and introduction process that includes prototyping through complete program transfer to volume production.

These processes include:

o        Electronic Technology Manufacturing Road Mapping
o        New Product Development
o        PCB Layout

o     Test Development
o     Quick-Turn Prototyping Assembly
      o     Surface MountTechnology (SMT)
      o     Backplanes
      o     Optoelectronics
      o     Photonics
      o     Advanced Packaging
o     Process Development
o     Complex Spot-builds
o     Pilot Production
o     New Product Introduction
o     System Assembly
o     Production Transfer
o     Global Program Transfer
o     Material and Supply Chain Management

With our direct experience with top tier contract manufacturers, TXP supports OEMs throughout the entire product development cycle to the hand-off of lower cost volume production in-house, locally, regionally, nationally, or globally and in multiple locations.

TXP builds technology relationships with large, medium, small, and strategic start-up OEMs that have new products to prototype, test, and refine. Additionally, we offer low volume pilot and pre-production for initial product launch. Our prototyping process will confirm and validate the functionality of the product, and we will assist in making suggestions to improve its manufacturability. When your product reaches high-volume production, TXP will seamlessly transition your product program to the contract manufacturer of your choice.

TXP uses the same type of equipment, processes, and quality controls as most contract manufacturers. When the OEM customer is ready to transfer its products into volume manufacturing, our process is completely seamless in transferring into any factory selected.

Our Board of Directors believes that it is in the interest of stockholders of our company to have implement a reverse split. Our Board of Directors believes that a reverse split coupled with the TXP merger would have the effect of increasing the trading prices of our common shares, and the anticipated higher share price resulting from the reverse split and merger may make our common shares more attractive to investors. In addition, the Board of Directors believes that our stockholders will benefit from relatively lower trading costs for a higher priced stock. The combination of potentially lower transaction costs and increased interest from investors could ultimately improve the trading liquidity of our common shares.

Certain Risks Associated with the Reverse Split
------------------------------------------------

There can be no assurance that the total market capitalization of our common shares (the aggregate value of all common shares at the then market price) immediately after the proposed reverse split will be equal to or greater than the total market capitalization immediately before the proposed reverse split or that the per share market price of the our company's common shares following the reverse split will remain equal to or higher than the product of per share market price and the consolidation ratio immediately before the reverse split.

Although we anticipate that the market price of our common shares would increase from the reverse split, the increased price may not be sustainable. In addition, the post-reverse split market price may not equal or exceed the direct arithmetical result of the consolidation (that is, from five to ten times the pre-consolidation price, depending on the ratio selected by our board of directors). There are numerous factors and contingencies which would affect such price, including the status of the market for the common shares at the time, our company's reported results of operations in future periods, and general economic, stock market and industry conditions.

Accordingly, our total market capitalization after the proposed reverse split may be lower than the total market capitalization before the proposed reverse split and, in the future, the market price of our common shares may not exceed or remain higher than the market price prior to the proposed reverse split.

If the reverse split is implemented, the resulting per share market price may not attract investors, and consequently, the trading liquidity of our common shares may not improve.

While our Board of Directors believes that a higher share price may help generate investor interest in our company's common shares, the reverse split may not result in an increased market price or a per share market price that will attract investors. As a result, the trading liquidity of our common shares may not necessarily improve.

A decline in the market price of our common shares after the reverse split may result in a greater percentage decline than would occur in the absence of a reverse split, and the liquidity of the common shares could be adversely affected following such a reverse split.

If the reverse split is implemented and the market price of our common shares declines, the percentage decline may be greater than would occur in the absence of the reverse split. The market price of our common shares will, however, also be based on our company's performance and other factors, which are unrelated to the number of common shares outstanding. Furthermore, the liquidity of our common shares could be adversely affected by the reduced number of common shares that would be outstanding after the reverse split.

You will suffer dilution in share ownership percentage as a result of the merger.

Prior to the merger, our shareholders own 100% or the issued and outstanding stock of Stock Market Solutions. Following the TXP merger, they will own only approximately 5% of the total issued and outstanding shares of the combined company.

Principal Effects of the Reverse Split

If approved, the reverse split will occur simultaneously for all of our common shares and the consolidation ratio will be the same for all of our common shares. The reverse split will affect all stockholders uniformly and will not affect any stockholder's percentage ownership interest in our company, except to the extent that the reverse split would otherwise result in any stockholder owning a fractional share. As described below under "Effect on Fractional Stockholders", registered stockholders otherwise entitled to fractional shares will be entitled to cash payments in lieu of such fractional shares. Such cash payments will reduce the number of post-consolidation stockholders to the extent there are stockholders who otherwise would be entitled to receive less than one common share of our company after the reverse split. In addition, the reverse split will not affect any stockholder's proportionate voting rights (subject to the treatment of fractional shares). Each common share outstanding after the reverse split will be entitled to one vote and will be fully paid and non-assessable.

We currently have 50,019,000 shares of common stock issued and outstanding. The principal effects of the reverse split will be that: the number of common shares of the Company issued and outstanding will be reduced to 5,019,000.

The reverse split may result in some stockholders owning "odd lots" of less than 100 common shares of the Company on a post-consolidation basis. Odd lots may be more difficult to sell, or require greater transaction costs per share to sell, than shares in "board lots" of even multiples of 100 shares.

Effect on Fractional Stockholders

No fractional shares will be issued if, as a result of the reverse split, a registered stockholder would otherwise become entitled to a fractional share. Instead, we will pay to the registered stockholder, in cash, the value of any fractional share interest arising from the reverse split. The amount of the cash payment will be equal to the product obtained by multiplying the fraction by the average closing price of our common shares (as adjusted to reflect the share consolidation) on the OTC Bulletin Board for the ten trading days immediately prior to the effective date of the reverse split. If such price or prices are not available, the fractional share payment will be based on such other price or prices as determined by our board of directors in its sole discretion. A stockholder whose latest address in our company's share register is in Canada will receive the Canadian dollar equivalent of any fractional share payment to which such stockholder is entitled. Such payment will be converted from United States dollars into Canadian dollars based upon the noon spot rate published by the Bank of Canada on the business day immediately prior to the effective date of the reverse split. No transaction costs will be assessed to stockholders for this conversion. Stockholders will not be entitled to receive interest for the period of time between the effective date of the reverse split and the date payment is made for their fractional shares.

A person otherwise entitled to a fractional share interest will not have any voting, dividend or other rights in respect of their fractional interest except to receive the cash payment as described above. Such cash payments will reduce the number of post-consolidation stockholders to the extent that there are stockholders holding fewer than the number of pre-consolidation shares specified in the ratio selected by our Board of Directors at the time the reverse split is implemented. This, however, is not the purpose for which the Company is effecting the reverse split.

Effect on Non-registered Stockholders

Non-registered stockholders holding their common shares through a bank, broker or other nominee should note that such banks, brokers or other nominees may have different procedures for processing the reverse split than those that will be put in place by our company for registered stockholders, and their procedures may result, for example, in differences in the precise cash amounts being paid by such nominees in lieu of fractional share interests. If you hold your shares with such a bank, broker or other nominee and if you have questions in this regard, you are encouraged to contact your nominee.

Effect on Share Certificates

If the proposed reverse split is approved by stockholders and implemented by our board of directors, we will make further announcements regarding how registered stockholders may exchange their existing shares certificates with new share certificates, representing the number of post-consolidation common shares to which the stockholders are entitled.

STOCKHOLDERS SHOULD NOT DESTROY ANY SHARE CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY SHARE CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Income Tax Consequences of the Reverse Stock Split

We will not seek an opinion of counsel or a ruling from the Internal Revenue Service or Canada Revenue Agency ("CRA") regarding the income tax consequences of the reverse stock split. For stockholders subject to the United States taxation, we believe that because the reverse stock split is not part of a plan to increase any proportionate interest in the assets or earnings and profits of our company, the reverse stock split will have, among others, the following material federal income tax effects:


      o A stockholder will not recognize gain or loss as a result of the reverse stock split. In the aggregate, the stockholder's basis in post-consolidation common shares (including any fractional share deemed received) will equal his or her basis in the pre-consolidation split common shares.

      o A stockholder's holding period for tax purposes for shares of the post-consolidation common shares will be the same as the holding period for tax purposes of the pre-consolidation common shares exchanged therefor.

      o The reverse stock split will constitute a reorganization within the meaning of Section 368(a)(1)(E) of the Internal Revenue Code of

            1986, as amended, or will otherwise qualify for general nonrecognition treatment, and our company will not recognize any gain or loss as a result of the reverse stock split.

For stockholders subject to Canadian taxation, under the current administrative policy of the CRA, no disposition or acquisition will be considered to have occurred for Canadian federal income tax purposes as a result of the consolidation of the our common shares. Consequently, other than upon receipt by a stockholder of cash for a fraction of a share arising from the consolidation, the reverse split will not result in the realization of any income, gain or loss by a stockholder. In general, for a stockholder that holds our common shares as capital property, the aggregate adjusted cost base of the common shares held by such stockholder immediately after the reverse split will be the same as the aggregate adjusted cost base of the common shares held by such stockholder immediately before the consolidation subject to the reduction resulting from the receipt of cash for fractional shares described below. Other stockholder should confirm with their own tax advisors the resulting cost to them of common shares held immediately after the consolidation.

A stockholder, subject to Canadian taxation who receives cash in lieu of a fraction of a share will be required to include any resulting gain or loss in the computation of the stockholder's income in the normal fashion for the stockholder under the Tax Act. However, consistent with the administrative practice of the CRA in analogous circumstances, if a stockholder holds our common shares as capital property and receives cash in an amount not exceeding Cdn$200 in lieu of a fraction of a share on the reverse split, the stockholder may ignore the computation of any gain or loss on the partial disposition of the stockholder's fractional interest and reduce the adjusted cost base of the common shares received on the reverse split by the amount of such cash.

The above summary does not discuss any state, provincial, local, foreign or other tax consequences. The summary is for general information only and does not discuss consequences which may apply to special classes of taxpayers. The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder.

ACCORDINGLY, STOCKHOLDERS ARE URGED TO CONSULT WITH THEIR TAX ADVISERS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE REVERSE STOCK SPLIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Procedure for Implementing the Reverse Split
---------------------------------------------

If the special resolution is approved by stockholders and our board of directors decides to implement the reverse split, we will promptly file a certificate of amendment with the Secretary of State of the State of Nevada in the form prescribed by Nevada General Corporation Law to amend our Articles of Incorporation. The reverse split will become effective on the filing date of the certificate of amendment or such later date as may be specified on the certificate of amendment, provided that such later date may not be more than 90 days after the filing date. We will also file a Form 8-K with the SEC to report the reverse split and the amendment to our Articles of Incorporation.

Vote Required and Recommendation of Board of Directors

The text of the resolution, which will be submitted to stockholders at the meeting, is set forth below. For the reasons indicated above, the Board of Directors and management of our company believe that the proposed share reverse split is in the best interests of our company and its stockholders and, accordingly, recommend that stockholders vote FOR the special resolution. The resolution must be approved by a majority of all the issued and outstanding common shares of our company.

Failure to approve the reverse split

If the reverse split is not approved, the TXP merger will not occur.


                            DESCRIPTION OF SECURITIES

Common Stock

The current authorized capital stock of the Company consists of 100,000,000 shares o0f common stock, par value $0.001 per share. As of July 10, 2005, the Company had 50,019,000 shares of common stock outstanding. Each share of the Company's common stock entitles the holder to one vote on each matter submitted to a vote of shareholders, including the election of directors. There is no cumulative voting. The holders of the Company's common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. Holders of the Company's common stock have no preemptive, conversion or other subscription rights. There are no redemption or sinking fund provisions available to the Company's common stock. In the event of liquidation, dissolution or winding up the Company, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities. Additional information can be found in our Articles of Incorporation and our Bylaws, which are filed with the Securities and Exchange Commission.

Our stock became qualified for quotation on the over the counter bulletin board under the symbol "SMKT" in 2002. However, as of December 31, 2002, there has been no trading in our stock. In 2003 on April 1 we began trading on the bulletin board.

High and Low Sales Prices for each quarter within the last two fiscal years.*

                                 HIGH              LOW
                          (Price per Share $) (Price per Share $)

                         Mar 03        .50           .12
                        June 03        .12           .3

                        Sept 03        .10           .3
                         Dec 03         .6           .3
                         Mar 04        .01           .006
                        June 04        .01           .008
                        Sept 04        .01           .007
                         Dec 04        .01           .007

*   The quotations reflect inter-dealer prices, without mark-up, mark-down or

                      STANDBY EQUITY DISTRIBUTION AGREEMENT

Summary

In June 2004, we entered into a standby equity distribution agreement with Cornell Capital Partners, L.P. Pursuant to the standby equity distribution agreement, we may, at our discretion, periodically sell to Cornell Capital Partners shares of common stock for a total purchase price of up to $5,000,000. For each share of common stock purchased under the standby equity distribution agreement, Cornell Capital Partners will pay 92% of the lowest volume weighted average price of the our common stock as quoted by Bloomberg, L.P. on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the five days immediately following the notice date. Cornell Capital Partners is a private limited partnership whose business operations are conducted through its general partner, Yorkville Advisors, LLC. We also gave Cornell Capital Partners a compensation debenture in the amount of $240,000 upon execution of the equity distribution agreement. In addition, we engaged Newbridge Securities Corporation, a registered broker-dealer, to advise us in connection with the standby equity distribution agreement. For its services, Newbridge Securities Corporation will receive 181,818 shares of our common stock.

Standby Equity Distribution Agreement Explained

Pursuant to the standby equity distribution agreement, we may periodically sell shares of common stock to Cornell Capital Partners, L.P. to raise capital to fund our working capital needs. The periodic sale of shares is known as an advance. . A closing will be held six trading days after such written notice at which time we will deliver shares of common stock and Cornell Capital Partners, L.P. will pay the advance amount.

We may request advances under the standby equity distribution agreement once the underlying shares are registered with the Securities and Exchange Commission. Thereafter, we may continue to request advances until Cornell Capital Partners has advanced $5,000,000 or two years after the effective date of the accompanying registration statement, whichever occurs first. We may request an advance every five trading days. The maximum amount per advance is $100,000 and the maximum aggregate advance during any 30 day period is $400,000. The amount available under the standby equity distribution agreement is not dependent on the price or volume of our common stock. Because Cornell Capital Partners can repeatedly acquire and sell shares, this limitation does not limit the potential dilutive effect or the total number of shares that Cornell Capital Partners may receive under the standby equity distribution agreement.

We cannot predict the actual number of shares of common stock that will be issued pursuant to the standby equity distribution agreement, in part, because the purchase price of the shares will fluctuate based on prevailing market conditions and we have not determined the total amount of advances we intend to draw. Nonetheless, we can estimate the number of shares of our common stock that will be issued using certain assumptions. For example, we would need to issue 93,720,712 shares of common stock in order to raise the maximum amount of $5,000,000 under the equity distribution agreement at a purchase price of $.05335 (i.e., 92% of a recent stock price of $.04).

Our obligation to issue shares upon receipt of an advance pursuant to the standby equity distribution agreement is essentially limitless, although under the terms of the agreement Cornell Capital Partners may not own more than 9.9% of our outstanding common stock at any time. The common stock to be issued under the standby equity distribution agreement will be issued at an 8% discount to the market price as defined in the agreement.

We registered on Form SB-2 a total of 50,000,000 shares of common stock for the sale under the standby equity distribution agreement. The issuance of shares under the equity distribution agreement may result in a change of control. That is, up to 50,000,000 shares of common stock could be issued under the standby equity distribution agreement. If all or a significant block of these shares are held by one or more stockholders working together, then such stockholder or stockholders would have enough shares to assume control of us by electing its or their own directors. This could happen, for example, if Cornell Capital Partners sold the shares purchased under the standby equity distribution agreement to the same purchaser.

Sample Conversion Calculation of the Convertible Debenture

In June 2004, in connection with the standby equity distribution agreement with Cornell Capital Partners, L.P., we gave Cornell Capital Partners, L.P. an unsecured convertible debenture in the amount of $240,000. The convertible debenture is due and payable, with 5% interest, three years from the date of issuance, unless sooner converted into shares of our common stock. The debenture is convertible, subject to a maximum cap of $75,000 per thirty day period, at the holder's option any time up to maturity at a conversion price equal to an amount equal 97% of the lowest volume weighted average price of the our common stock as quoted by Bloomberg, L.P. on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the five days immediately following the notice date. At maturity, we have the option to either pay the holder the outstanding principal balance and accrued interest or to convert the debenture into shares of common stock at a conversion price equal to an amount equal to an amount equal 97% of the lowest volume weighted average price of the our common stock as quoted by Bloomberg, L.P. on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the five days immediately preceding the conversion date.

The full principal amount of the convertible debenture is due upon default under the terms of convertible debenture. We are obligated to register the resale of the conversion shares issuable upon conversion of the debenture under the Securities Act of 1933, as amended, no later than thirty (30) days from June 14, 2004.

Our obligation to issue shares upon conversion of our convertible debenture is essentially limitless, although the debenture provides that Cornell Capital Partners, L.P. may only convert the debenture for a number of shares that would cause it to beneficially own no more than 4.99% of the outstanding shares of our common stock following such conversion.


      ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE ARTICLES OF INCORPORATION

Although the increase in the authorized number of shares of common stock will not, in and of itself, have any immediate effect on the rights of our stockholders, any future issuance of additional shares of common stock could affect our stockholders in a number of respects, including the following:

      o Dilution to the existing stockholders, including a dilution of the voting power of the current holders of our common stock, and a decrease in the earnings per share and book value per share of outstanding shares of our common stock at such time. In addition, the issuance of additional shares could adversely affect the market price of our common stock.

      o The issuance of authorized but unissued stock could be used to deter a potential takeover of us that may otherwise be beneficial to stockholders by diluting the shares held by a potential suitor or issuing shares to a stockholder that will vote in accordance with our board of directors' desires. A takeover may be beneficial to independent stockholders because, among other reasons, a potential suitor may offer such stockholders a premium for their shares of stock compared to the then-existing market price. Management might use the additional shares to resist or frustrate such a third party transaction providing an above market premium that is favored by a majority of the independent shareholders.

We have no present intention to use the increased authorized common stock for anti-takeover purposes, nor is the proposed amendment in response to any effort by any person or group to accumulate our stock or to obtain control of us by any means. The proposed amendment is not intended to have any anti-takeover effect and is not part of any series of anti-takeover measures contained in our articles of incorporation or bylaws as in effect on the date hereof. However, the issuance of additional shares of common stock would increase the number of shares necessary to acquire control of the board of directors or to meet the voting requirements imposed by Nevada law with respect to a merger or other business combination involving us. Issuance of additional shares unrelated to any takeover attempt could also have these effects. Management has no current intent to propose anti-takeover measures in future proxy solicitations or request for written consent via proxy. Further, the Company does not have any plans or proposal to adopt provisions or enter into agreements and there are no provisions in any existing agreements, including but not limited to our articles, bylaws, employment agreements or credit agreements, that may have material anti-takeover consequences.

                             ADDITIONAL INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith file annual and quarterly reports on Form 10-KSB and 10-QSB, proxy and request for written consent via proxy and other forms and reports with the Securities and Exchange Commission. Reports and other information filed by us can be inspected and copied at the public reference facilities maintained at the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Washington, DC 20549. Copies of such material can be obtained upon written request addressed to the Securities and Exchange Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Securities and Exchange Commission also maintains a web site on the Internet (http://www.sec.gov) where reports, proxy and request for written consent via proxy and other information regarding issuers that file electronically with the Securities and Exchange Commission through the Electronic Data Gathering, Analysis and Retrieval System may be obtained free of charge.


    INTEREST OF CERTAIN PERSONS IN OR OPPOSITION TO MATTERS TO BE ACTED UPON

      (a) No officer or director of the Company has any substantial interest in the matters to be acted upon, other than his role as an officer or director of the Company.

      (b) No director of the Company has informed the Company that he intends to oppose the proposed actions to be taken by the Company set forth in this request for written consent via proxy.

                          PROPOSAL BY SECURITY HOLDERS

No security holder has requested the Company to included any Proposal in this request for written consent via proxy.

                EXPENSE OF REQUEST FOR WRITTEN CONSENT VIA PROXY

The Company has paid no expenses in connection with or related directly or indirectly to this Request for written consent via proxy prior to its mailing. The expenses of mailing this Request for written consent via proxy will be borne by our Company, including expenses in connection with the preparation and mailing of this Request for written consent via proxy and all documents that now accompany or may after supplement it. It is contemplated that brokerage houses, custodians, nominees, and fiduciaries will be requested to forward the Request for written consent via proxy to the beneficial owners of our common stock held of record by such persons and that our Company will reimburse them for their reasonable expenses incurred in connection therewith.


          DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

Only one request for written consent via proxy is being delivered to multiple security holders sharing an address unless the Company has received contrary instructions from one or more of the security holders. The Company shall deliver promptly upon written or oral request a separate copy of the request for written consent via proxy to a security holder at a shared address to which a single copy of the documents was delivered. A security holder can notify the Company that the security holder wishes to receive a separate copy of the request for written consent via proxy by sending a written request to the Company below; or by calling the Company at the number below and requesting a copy of the Request for written consent via proxy. A security holder may utilize the same address and telephone number to request either separate copies or a single copy for a single address for all future request for written consent via proxy and annual reports.

                           COMPANY CONTACT INFORMATION

All inquires regarding our Company should be addressed to our Company's principal executive office:

STOCK MARKET SOLUTIONS, INC.
1000 Bourbon St. Suite 380, New Orleans, LA 70116
504-598-4877
Attention:  Richard Smitten, President


SIGNATURE

Dated July ___, 2005

/s/ Richard Smitten
-------------------

Richard Smitten, Chairman, President and CEO

 THIS REQUEST FOR WRITTEN CONSENT VIA PROXY IS SOLICITED ON BEHALF OF THE BOARD
                   OF DIRECTORS STOCK MARKET SOLUTIONS, INC.

    WRITTEN CONSENT VIA PROXY IN CONNECTION WITH ACTION WITHOUT A MEETING OF
                                  STOCKHOLDERS

The undersigned hereby appoints Richard Smitten, as Proxy, with the power to appoint his substitute, and hereby authorizes him, or such substitute, to execute a written consent to reverse split our stock, 1 share for 10 shares, under Nevada Revised Statutes Section 78.320 (2) and (3). - Stockholders' meetings: Consent for actions taken without meeting.

      1.    To reverse split our stock, 1 share for 10 shares


                         [ ] FOR [ ] AGAINST [ ] ABSTAIN

The Proxy is not authorized to vote upon any other business.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 ABOVE.

Receipt of related Request for Written consent via proxy dated July ___, 2005 is hereby acknowledged.

Please sign your full name. When shares are held by joint tenants, both should sign. When signing as attorney, or as executor, administer, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


                              Dated:
                                     ------------------------------

                  PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY
                                    PROMPTLY

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       Signature

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       Signature if held jointly